P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
July 22, 2025		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES SECOND QUARTER 2025 RESULTS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended June 30, 2025. Net income totaled $21.2 million for the second quarter of 2025, representing earnings per diluted common share of $0.59. In comparison, Peoples reported net income of $24.3 million, representing earnings per diluted common share of $0.68, for the first quarter of 2025 and net income of $29.0 million, representing earnings per diluted common share of $0.82, for the second quarter of 2024.
"We are pleased with strong annualized loan growth and net interest margin expansion in the second quarter" said Tyler Wilcox, President and Chief Executive Officer. "For our shareholders, we remain focused on driving sustainable growth and delivering strong returns."
Statement of Operations Summary:
•Net interest income for the second quarter of 2025 increased $2.3 million, or 3%, when compared to the linked quarter driven by lower funding costs.
◦Net interest margin increased to 4.15% for the second quarter of 2025, compared to 4.12% for the linked quarter, driven by lower deposit and borrowing costs.
◦Accretion income, net of amortization expense, contributed 12 basis points to margin for the second quarter, down 5 basis points from the 17 basis points of accretion income, net of amortization expense, recognized in the linked quarter.
•Peoples recorded a provision for credit losses of $16.6 million for the second quarter of 2025, compared to a provision for credit losses of $10.2 million for the first quarter of 2025.
◦The provision for credit losses was primarily driven by (i) net charge offs, (ii) an increase in reserves on individually-analyzed loans and leases, (iii) an increase in reserves for leases originated by our North Star Leasing division, (iv) a periodic refresh in loss drivers utilized within the current expected credit loss ("CECL") model, (v) deterioration in the economic forecasts used within the CECL model, and (vi) loan growth. The provision for credit losses negatively impacted earnings per diluted common share by $0.36 for the second quarter of 2025 and $0.22 for the first quarter of 2025.
•Total non-interest income, excluding net gains and losses, decreased $0.3 million, or 1%, for the second quarter of 2025 compared to the linked quarter.
◦The decrease was driven by the decrease in insurance income due to annual seasonal-performance-based commissions received in the first quarter of each year, partially offset by increases in lease income and electronic banking income.
•Total non-interest expense for the second quarter of 2025 decreased $0.4 million compared to the linked quarter.
◦The decrease was the result of lower salaries and employee benefit costs due to certain anticipated annual employee salaries and benefits costs that occur in the first quarter of each year.
◦The efficiency ratio for the second quarter of 2025 was 59.3%, compared to 60.7% for the linked quarter.
Balance Sheet Summary:
•Period-end total loan and lease balances at June 30, 2025, increased $173.1 million, or 11% annualized, compared to at March 31, 2025.

◦The increase in loans was driven primarily by growth in commercial and industrial loans and residential real estate loans.
• Key asset quality metrics remained relatively stable during the second quarter of 2025.
◦Delinquency trends improved compared to the linked quarter as loans considered current comprised 99.1% of the loan portfolio.
◦Criticized loans increased $17.9 million, or 18 basis points as a percent of total loans, compared to at March 31, 2025, primarily driven by the downgrade of one commercial relationship.
◦Classified loans increased $1.2 million compared to at March 31, 2025, driven by loan downgrades.
•Period-end total deposit balances at June 30, 2025, decreased $97.5 million, or 1%, compared to at March 31, 2025.
◦The decrease in deposits was driven by decreases in governmental deposit accounts, which were driven by seasonality, and decreases in money market deposit accounts.
◦Total loan balances were 86% and 83% of total deposit balances at June 30, 2025, and at March 31, 2025, respectively.
Net Interest Income
Net interest income was $87.6 million for the second quarter of 2025 and increased $2.3 million when compared to the linked quarter. Net interest margin was 4.15% for the second quarter of 2025, compared to 4.12% for the linked quarter. The increase in net interest income and margin was primarily driven by lower deposit and borrowing costs.
Net interest income for the second quarter of 2025 increased $1.0 million, or 1%, compared to the second quarter of 2024. Net interest margin decreased 3 basis points when compared to the second quarter of 2024. The increase in net interest income was primarily driven by higher loan balances. The decrease of net interest margin was driven by reductions in loan yields, driven by lower accretion income, partially offset by lower funding costs.
Accretion income, net of amortization expense, from acquisitions was $2.6 million for the second quarter of 2025, $3.5 million for the linked quarter and $5.8 million for the second quarter of 2024, which added 12 basis points, 17 basis points and 28 basis points, respectively, to net interest margin. The decrease in accretion income for the second quarter of 2025 when compared to the linked quarter and the second quarter of 2024 was driven by fewer loan payoffs and more accretion recognized in 2024 from the merger with Limestone Bancorp, Inc. ("Limestone Merger").
For the first six months of 2025, net interest income decreased $0.4 million compared to the first six months of 2024, while net interest margin decreased 8 basis points to 4.14%. The decrease in net interest income and net interest margin for the first six months of 2025 compared to the first six months of 2024 was primarily driven by lower accretion income.
Accretion income, net of amortization expense, from acquisitions was $6.1 million for the six months ended June 30, 2025, compared to $12.3 million for the six months ended June 30, 2024, which added 15 and 30 basis points, respectively, to net interest margin. The decrease in accretion income for the first six months of 2025 compared to the same period in 2024 was due to more accretion recognized in 2024 from the Limestone Merger.

Provision for Credit Losses:
The provision for credit losses was $16.6 million for the second quarter of 2025, compared to $10.2 million for the linked quarter and $5.7 million for the second quarter of 2024. The provision for credit losses for the second quarter of 2025 was primarily driven by (i) net charge offs, (ii) an increase in reserves for individually analyzed loans and leases, (iii) an increase in reserves for leases originated by our North Star Leasing division, (iv) a periodic refresh in loss drivers utilized within the CECL model, (v) deterioration in the economic forecasts used within the CECL model, (vi) and loan growth. The provision for the first quarter of 2025 was primarily driven by net charge-offs. The provision for credit losses for the second quarter of 2024 was driven by (i) higher net charge-offs, (ii) an increase of reserves on individually analyzed loans, and (iii) loan growth.
The provision for credit losses during the first six months of 2025 was $26.8 million, compared to a provision for credit losses of $11.8 million for the first six months of 2024. The provision for credit losses during the first six months of
2025 was mainly a result of (i) net charge offs, (ii) an increase in reserves for individually-analyzed loans and leases, (iii) an increase in reserves for leases originated by our North Star Leasing division, (iv) a periodic refresh in loss drivers utilized within the CECL model, (v) deterioration in the economic forecasts used within the CECL model, (vi) and loan growth. The provision for credit losses during the first six months of 2024 was mainly a result of (i) higher net charge-offs, (ii) an increase in reserves on individually analyzed loans and leases and (iii) loan growth.
The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.36 for the second quarter of 2025, $0.22 for the first quarter of 2025, and $0.13 for the second quarter of 2024.

For additional information on net charge-offs, credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the second quarter of 2025 was $0.3 million, compared to a net loss of $0.4 million for the linked quarter, and a net loss of $0.8 million for the second quarter of 2024. The net losses for both the second quarter of 2025 and the first quarter of 2025 were driven by a $0.3 million loss on repossessed assets in each quarter. The net loss for the second quarter of 2024 was due to $0.4 million of net losses on repossessed assets.
The net loss realized during the first six months of 2025 was $0.6 million, compared to a net loss realized of
$1.1 million for the first six months of 2024. The net loss for the first six months of 2025 was primarily driven by the $0.6 million of net losses on repossessed assets. The net loss recognized in the first six months of 2024 was primarily driven by a $0.7 million of net losses on repossessed assets.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the second quarter of 2025 decreased $0.3 million compared to the linked quarter. The decrease in non-interest income, excluding net gains and losses, was primarily impacted by a decrease of $1.5 million in insurance income due to seasonal performance-based commissions being received in the first quarter of each year, partially offset by an increase of $0.7 million in lease income, driven by gains on terminated Vantage Financial, LLC ("Vantage") leases, and an increase of $0.4 million in electronic banking income, driven by debit card interchange fees. Total non-interest income, excluding net gains and losses, for the second quarter of 2025 was 24% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses) consistent with the linked quarter.
Compared to the second quarter of 2024, total non-interest income, excluding net gains and losses, increased $2.7 million, due to an increase of $2.0 million in lease income, which was driven by operating lease income, an increase of $0.4 million in insurance income, and an increase of $0.3 million in other non-interest income, which was driven by swap fee income, partially offset by a decrease of $0.3 million in deposit account service charges.
For the first six months of 2025, total non-interest income, excluding gains and losses, increased $4.0 million, or 8%, compared to the first six months of 2024. The increase was driven by (i) a $3.5 million increase in lease income, driven by gains on early Vantage lease terminations and operating lease income, (ii) a $0.9 million increase in other non-interest income, driven by an increase swap fee income due to customer demand, and (iii) a $0.7 million increase in trust and investment income, driven by an increase in assets under administration and management. These increases were partially offset by a $0.5 million decrease in deposit account service charges and $0.4 million decrease in electronic banking income due to customer activity.

Total Non-interest Expense:
Total non-interest expense decreased $0.4 million for the second quarter of 2025, compared to the linked quarter. The decrease in total non-interest expense was primarily due to a decreases of $0.9 million in salaries and employee benefit costs and $0.4 million in other non-interest expense, driven by lower corporate expenses, partially offset with increases of $0.5 million in professional fees and $0.4 million in data processing and software expenses. The decrease in salaries and employee benefit costs was due to annual expenses that occur in the first quarter of each year including stock-based compensation expenses attributable to forfeiture rate true-up on stock vested along with up-front expense on stock grants to certain retirement-eligible employees, and health savings account ("HSA") contributions.
Compared to the second quarter of 2024, total non-interest expense increased $1.6 million, or 2%. The increase in total non-interest expense was primarily driven by increases of $2.3 million in salaries and employee benefit costs, which were driven by higher sales-based incentive, medical costs, and payroll taxes, $0.7 million in professional fees, and $0.6 million in data processing and software expense, offset by decreases of $1.6 million in other non-interest expense, driven by a one-time $1.3 million true-up of corporate expenses recorded in the second quarter of 2024, and $0.6 million in amortization of other intangible assets.
For the first six months of 2025, total non-interest expense increased $3.9 million, or 3%, compared to the first six months of 2024. The increase was driven by increases of (i) $3.3 million in salaries and employee benefits costs, which were driven by higher sales-based incentive and medical costs, (ii) $1.8 million in data processing and software expenses, (iii) $0.8 million in professional fees, and (iv) $0.6 million in operating lease expense, partially offset with decreases of $1.2 million in amortization of other intangible assets and $1.1 million in net occupancy and equipment expense.
The efficiency ratio for the second quarter of 2025 was 59.3%, compared to 60.7% for the linked quarter and 59.2% for the second quarter of 2024. The efficiency ratio improved compared to the linked quarter mainly as the result of higher net interest income and lower non-interest expenses. The efficiency ratio for the first six months of 2025 was 60.0%, compared to 58.6% for the first six months of 2024. The efficiency ratio increased compared to the prior year first six months due to the increase in non-interest expense and lower net interest income. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $6.2 million with an effective tax rate of 22.7% for the second quarter of 2025, compared to income tax expense of $7.0 million with an effective tax rate of 22.4% for the linked quarter and income tax expense of $6.9 million with an effective tax rate of 19.1% for the second quarter of 2024. The decrease in income tax expense when compared to the prior quarter is primarily due to lower net income. The effective tax rate in the prior year quarter was lower due to a $1.1 million one-time benefit related to a prior year amended return. Peoples recorded income tax expense of $13.3 million with an effective tax rate of 22.6% for the first six months of 2025 and $15.1 million with an effective tax rate of 20.5% in the first six months of 2024. The decrease was driven by lower pre-tax income.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at June 30, 2025, decreased $22.2 million when compared to at March 31, 2025, decreased $32.1 million when compared to at December 31, 2024, and decreased $67.6 million when compared to at June 30, 2024. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $90.9 million, $96.6 million, and $112.7 million at June 30, 2025, at March 31, 2025, and at June 30, 2024, respectively. The decrease in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period and were driven by changes in market interest rates. At June 30, 2025, Peoples’ investment securities represented approximately 21.2% of total assets, compared to 20.7% at December 31, 2024, and 20.4% at June 30, 2024.
The held-to-maturity investment securities balance at June 30, 2025 increased $146.6 million when compared to at March 31, 2025, increased $125.2 million when compared to at December 31, 2024, and increased $198.0 million when compared to at June 30, 2024. The increase when compared to all prior periods was primarily driven by purchases of higher yielding, longer duration securities.
The effective durations of the available for sale investment securities and the held-to maturity investment securities as of June 30, 2025, were approximately 5.57 and 7.66, respectively. The duration of Peoples’ investments is managed as part of its Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At June 30, 2025, Peoples had liquid and liquefiable assets totaling $878.5 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At June 30, 2025, Peoples had a total borrowing capacity of $607.5 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally, at June 30, 2025, Peoples had contingent sources of liquidity totaling $3.7 billion. Cash and cash equivalents decreased $31.6 million when compared to December 31, 2024 due to timing of deposit inflows and loan outflows as of December 31, 2024.
Loans and Leases:
The period-end total loan and lease balances at June 30, 2025, increased $173.1 million, or 11% annualized, compared to at March 31, 2025. The increase in loans was driven by an increase in all segments, excluding overdrafts. Growth in the portfolio was primarily driven by increases of $63.6 million in commercial and industrial loans, $29.8 million in residential real estate loans, $22.2 million in construction loans, $17.7 million in other commercial real estate loans, $13.5 million in premium finance loans, and $18.5 million in Vantage leases, offset by a decrease of $13.9 million in North Star leases.
The period-end total loan and lease balances at June 30, 2025, increased $243.6 million, or 4%, compared to at December 31, 2024, driven by increases of $92.2 million other commercial real estate loans, $59.7 million in commercial and industrial loans, $42.9 million in residential real estate loans, and $22.8 million in consumer indirect loans.
The period-end total loan and lease balances at June 30, 2025, increased $276.2 million, or 4%, compared to at June 30, 2024, driven by increases of $149.3 million in commercial and industrial loans, $88.6 million in residential real estate loans, and $52.2 million in commercial real estate loans, partially offset by decreases of $30.6 million and $15.7 million in leases and premium finance loans, respectively.

Quarterly average total loan balances increased $89.0 million, or 1%, compared to the linked quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of increases of (i) $41.8 million in other commercial real estate loans, (ii) $22.3 million in construction loans, (iii) $18.2 million in residential real estate loans, and (iv) $12.3 million in consumer indirect loans, partially offset with a decrease of $11.0 million in leases.
Compared to the second quarter of 2024, quarterly average loan balances increased $202.8 million, or 3%. The increase was driven by growth of (i) $95.7 million in commercial and industrial loans, (ii)$48.6 million in residential real estate loans, (iii) $36.2 million in other commercial real estate loans, and (iv) $30.1 million in indirect consumer loans, partially offset by a decrease of $35.6 million in leases.
Asset Quality:
Key asset quality metrics remained stable through the second quarter of 2025. Delinquency trends improved as loans considered current comprised 99.1%, 98.5%, and 98.8% of the loan portfolio at June 30, 2025, at March 31, 2025, and at June 30, 2024, respectively. Total nonperforming assets at June 30, 2025, increased $0.8 million, or 2%, compared to at March 31, 2025, and decreased $2.0 million, or 4%, compared to at June 30, 2024. The increase in nonperforming assets compared to the linked quarter was primarily driven by an increase in premium finance loans greater than 90 days past due, but for which we expect to collect as the unearned premium on the underlying policy can be recovered. The decrease in nonperforming assets compared to at June 30, 2024, was impacted by a decrease in the amount of leases greater than 90 days administratively delinquent. Nonperforming assets as a percent of total loans and OREO was 0.71% at June 30, 2025, compared to 0.71% at March 31, 2025, and 0.77% at June 30, 2024.
Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $17.9 million, or 8%, compared to at March 31, 2025, and increased $4.5 million, or 2%, compared to at June 30, 2024. As a percent of total loans, criticized loans were 3.70% at June 30, 2025, compared to 3.52% at March 31, 2025, and 3.79% at June 30, 2024. The increase in the amount of criticized loans compared to at March 31, 2025 and at June 30, 2024 was driven by the downgrade of one commercial relationship.
Classified loans, which are those categorized as substandard or doubtful, increased $1.2 million, or 1%, compared to at March 31, 2025, and increased $4.8 million, or 4%, compared to at June 30, 2024. As a percent of total loans, classified loans were 1.89% at June 30, 2025, compared to 1.93% at March 31, 2025, and 1.90% at June 30, 2024. The increase in classified loans compared to at March 31, 2025, and at June 30, 2024, was primarily driven by loan downgrades.
Annualized net charge-offs were 0.43% of average total loans for the second quarter of 2025, compared to 0.52% for the linked quarter, and 0.27% for the second quarter of 2024. The decrease relative to the linked quarter was driven by a decrease in charge-offs in leases originated by our North Star Leasing business, which comprised 30 basis points of the second quarter net charge-off rate and 35 basis points of the linked quarter net charge-off rate. The increase in net charge-offs during the second quarter of 2025 versus the prior year second quarter was primarily attributable to an increase in charge-offs in leases originated by our North Star Leasing business.
At June 30, 2025, the allowance for credit losses increased $9.4 million when compared to at March 31, 2025, and increased $8.4 million when compared to at June 30, 2024. The ratio of the allowance for credit losses as a percent of total loans was 1.13% at June 30, 2025, compared to 1.01% at March 31, 2025, and 1.05% at June 30, 2024. The ratio of allowance for credit losses as a percentage of non-performing loans increased to 183.82% at June 30, 2025, compared to 163.76% at March 31, 2025, and 160.56% at June 30, 2024.
Deposits:
As of June 30, 2025, period-end total deposits decreased $97.5 million compared to at March 31, 2025, which was primarily driven by decreases of $52.5 million in governmental deposits, $39.8 million in money market deposits, $28.3 million in interest-bearing demand accounts, and $16.2 million in brokered deposits, partially offset by an increase of $39.3 million in retail certificates of deposit. The decrease in governmental deposit accounts was due to the seasonality of those balances while the decrease in brokered deposit accounts was due to a strategic shift to other funding sources at lower rates. The increase in retail certificates of deposits was due to current specials being offered.
As of June 30, 2025, period-end total deposits increased $47.0 million compared to at December 31, 2024, which was primarily driven by increases of $83.9 million and $49.3 million in retail certificates of deposits and money market deposits, respectively, partially offset by a decrease of $112.2 million in brokered deposits. The increase in retail certificates of deposits was due to current specials being offered while the decrease in brokered deposit accounts was due to a strategic shift to other funding sources at lower rates.
Compared to June 30, 2024, period-end deposit balances increased $339.4 million, or 5%. The increase in total deposits was primarily driven by increases of $192.4 million in retail certificates of deposit, $58.4 million in money market deposits, and $58.1 million in non-interest bearing deposits. These were partially offset by a decrease of $24.6 million in interest-bearing demand accounts. The increase in retail certificates of deposits was driven by special promotional rate offerings over the past year.

The percentages of retail deposit balances and commercial deposit balances of the total deposit balance were 78% and 22%, respectively, at June 30, 2025, 76% and 24%, respectively, at March 31, 2025, and 78% and 22%, respectively, at June 30, 2024.
Uninsured deposits were 26%, 27%, and 30% of total deposits at June 30, 2025, at March 31, 2025, and at June 30, 2024, respectively. Uninsured amounts are based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $641.1 million, or 32%, $725.5 million, or 35%, and $748.3 million, or 38%, of the uninsured deposit balances at June 30, 2025, at March 31, 2025, and at June 30, 2024, respectively.
Average deposit balances during the second quarter of 2025 increased $16.8 million when compared to the linked quarter, and increased $342.3 million, or 5%, when compared to the second quarter of 2024. The increase over the linked quarter was driven by increases of $58.6 million in retail certificates of deposit, $47.5 million in non-interest bearing deposits, $30.0 million in governmental deposits, and $24.2 million in money market deposits, partially offset by a decrease of $145.4 million in brokered deposits. The increase when compared to the second quarter of 2024 was driven by increases of $254.8 million in retail certificates of deposit, $87.9 million in money market deposits, and $69.6 million in non-interest bearing deposits, partially offset by a decrease of $63.0 million in brokered deposits. Total demand deposit accounts comprised 34%, 34%, and 35% of total deposits at June 30, 2025, at March 31, 2025 and at June 30, 2024, respectively.
Stockholders' Equity:
Total stockholders' equity at June 30, 2025, increased $15.5 million, or 1%, compared to at March 31, 2025. This change was primarily driven by net income of $21.2 million and a decrease of $5.4 million in accumulated other comprehensive loss during the quarter, partially offset by dividends paid of $14.6 million. The decrease in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at June 30, 2025, increased $41.8 million, or 4%, compared to at December 31, 2024, which was due to net income of $45.5 million in the first six months of 2025 and a decrease of $20.1 million in accumulated other comprehensive loss, partially offset by dividends paid of $28.8 million.
Total stockholders' equity at June 30, 2025, increased $75.5 million, or 7%, compared to at June 30, 2024, which was due to net income of $104.2 million for the last twelve months and a decrease in other comprehensive loss of $19.9 million, partially offset by dividends paid of $57.2 million.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio, since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.5 billion in total assets as of June 30, 2025, and 145 locations, including 127 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2025 results of operations on July 22, 2025, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio and earnings conference call presentation will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expense.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

(1)the effects of interest rate policies, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies, including the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, changes in the relationship of the U.S. and U.S. global trading partners), and changes in the federal, state, and local governmental policy and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures: and the impacts of potential or imposed tariffs on markets, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from Peoples' subsidiaries;

(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18)the impact of larger or similar-sized financial institutions encountering problems, such as the failure in 2024 of Republic First Bank, and closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(19)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;
(21)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(22)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(23)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(24)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(25)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(26)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters including severe weather events, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts (including Russia’s war in Ukraine and the ongoing conflicts in the Middle East);
(27)the potential deterioration of the U.S. economy due to financial, political or other shocks;
(28)the impact of natural disasters, pandemics, acts of war or terrorism, or other catastrophic events;
(29)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(30)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(31)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(32)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(33)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(34)regulatory and legal matters, including the failure to resolve any outstanding matters on a timely basis and the potential of new regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;

(35)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(36)the effect of a fall in stock market prices on the asset and wealth management business; and
(37)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2025 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and/or to revise its financial information from the estimates and information contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
PER COMMON SHARE:
Earnings per common share:
Basic	$0.60	$0.69	$0.83	$1.29	$1.67
Diluted	0.59	0.68	0.82	1.28	1.66
Cash dividends declared per common share	0.41	0.40	0.40	0.81	0.79
Book value per common share (a)	32.33	31.90	30.36	32.33	30.36
Tangible book value per common share (a)(b)	21.18	20.68	18.91	21.18	18.91
Closing price of common shares at end of period	$30.54	$29.66	$30.00	$30.54	$30.00

SELECTED RATIOS:
Return on average stockholders' equity (c)	7.42%	8.79%	10.99%	8.09%	11.15%
Return on average tangible equity (c)(d)	12.31%	14.66%	19.21%	13.46%	19.55%
Return on average assets (c)	0.92%	1.07%	1.27%	0.99%	1.29%
Efficiency ratio (e)(f)	59.25%	60.68%	59.19%	59.96%	58.62%
Net interest margin (c)(f)	4.15%	4.12%	4.18%	4.14%	4.22%
Dividend payout ratio (g)	68.90%	58.46%	48.94%	63.32%	47.69%
(a) Data presented as of the end of the period indicated.
(b) Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c) Ratios are presented on an annualized basis.
(d) Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e) The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f) Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(g) This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$126,407	$124,542	$130,770	$250,949	$258,363
Total interest expense	38,830	39,287	44,157	78,117	85,110
Net interest income	87,577	85,255	86,613	172,832	173,253
Provision for credit losses	16,642	10,190	5,683	26,832	11,785
Net interest income after provision for credit losses	70,935	75,065	80,930	146,000	161,468

Non-interest income:
Electronic banking income	6,272	5,885	6,470	12,157	12,516
Trust and investment income	5,281	5,061	4,999	10,342	9,598
Insurance income	4,549	6,054	4,109	10,603	10,607
Lease income	4,189	3,446	2,147	7,635	4,163
Deposit account service charges	4,059	4,015	4,339	8,074	8,562
Bank owned life insurance income	1,112	1,133	1,037	2,245	2,537
Mortgage banking income	220	396	243	616	564
Net loss on investment securities	—	(2)	(353)	(2)	(354)
Net loss on asset disposals and other transactions	(280)	(361)	(428)	(641)	(769)
Other non-interest income	1,478	1,472	1,141	2,950	2,059
Total non-interest income	26,880	27,099	23,704	53,979	49,483

Non-interest expense:
Salaries and employee benefit costs	38,893	39,821	36,564	78,714	75,457
Data processing and software expense	7,356	7,005	6,743	14,361	12,512
Net occupancy and equipment expense	5,690	5,612	6,142	11,302	12,425
Professional fees	3,610	3,087	2,935	6,697	5,902
Amortization of other intangible assets	2,211	2,213	2,787	4,424	5,575
Electronic banking expense	2,018	2,025	1,941	4,043	3,722
FDIC insurance expense	1,251	1,251	1,251	2,502	2,437
Other loan expenses	1,213	1,119	1,036	2,332	2,112
Operating lease expense	1,053	985	788	2,038	1,427
Marketing expense	718	903	681	1,621	1,737
Travel and entertainment expense	713	500	530	1,213	1,138
Communication expense	712	734	736	1,446	1,535
Franchise tax expense	678	929	760	1,607	1,641
Other non-interest expense	4,246	4,603	5,864	8,849	9,603
Total non-interest expense	70,362	70,787	68,758	141,149	137,223
Income before income taxes	27,453	31,377	35,876	58,830	73,728
Income tax expense	6,241	7,041	6,869	13,282	15,137
Net income	$21,212	$24,336	$29,007	$45,548	$58,591

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$21,212	$24,336	$29,007	$45,548	$58,591
Less: Dividends paid on unvested common shares	212	210	218	422	361
Less: Undistributed income allocated to unvested common shares	17	37	55	54	119
Net earnings allocated to common shareholders	$20,983	$24,089	$28,734	$45,072	$58,111

Weighted-average common shares outstanding	34,972,065	34,895,723	34,764,489	34,934,105	34,752,419
Effect of potentially dilutive common shares	359,642	401,412	353,159	365,313	319,131
Total weighted-average diluted common shares outstanding	35,331,707	35,297,135	35,117,648	35,299,418	35,071,550

Earnings per common share – basic	$0.60	$0.69	$0.83	$1.29	$1.67
Earnings per common share – diluted	$0.59	$0.68	$0.82	$1.28	$1.66
Cash dividends declared per common share	$0.41	$0.40	$0.40	$0.81	$0.79

Weighted-average common shares outstanding – basic	34,972,065	34,895,723	34,764,489	34,934,105	34,752,419
Weighted-average common shares outstanding – diluted	35,331,707	35,297,135	35,117,648	35,299,418	35,071,550
Common shares outstanding at the end of period	35,673,721	35,669,100	35,498,977	35,673,721	35,498,977

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$122,105	$108,721
Interest-bearing deposits in other banks	63,970	108,943
Total cash and cash equivalents	186,075	217,664
Available-for-sale investment securities, at fair value (amortized cost of
$1,170,092 at June 30, 2025 and $1,229,382 at December 31, 2024) (a)	1,051,497	1,083,555
Held-to-maturity investment securities, at amortized cost (fair value of
$831,611 at June 30, 2025 and $692,499 at December 31, 2024) (a)	900,019	774,800
Other investment securities, at cost	67,538	60,132
Total investment securities (a)	2,019,054	1,918,487
Loans and leases, net of deferred fees and costs (b)	6,601,589	6,358,003
Allowance for credit losses	(74,681)	(63,348)
Net loans and leases	6,526,908	6,294,655
Loans held for sale	3,047	2,348
Bank premises and equipment, net of accumulated depreciation	103,875	103,669
Bank owned life insurance	145,954	143,710
Goodwill	363,199	363,199
Other intangible assets	34,586	39,223
Other assets	157,910	171,292
Total assets	$9,540,608	$9,254,247
Liabilities
Deposits:
Non-interest-bearing	$1,530,824	$1,507,661
Interest-bearing	6,106,384	6,082,544
Total deposits	7,637,208	7,590,205
Short-term borrowings	396,860	193,474
Long-term borrowings	232,391	238,073
Accrued expenses and other liabilities	120,799	120,905
Total liabilities	$8,387,258	$8,142,657

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at June 30, 2025 or at December 31, 2024	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,808,227 shares issued at June 30, 2025 and 36,782,601 shares issued at December 31, 2024, including shares in treasury	868,493	866,844
Retained earnings	406,252	388,109
Accumulated other comprehensive loss, net of deferred income taxes	(90,272)	(110,385)
Treasury stock, at cost, 1,219,408 common shares at June 30, 2025 and 1,311,175 common shares at December 31, 2024	(31,123)	(32,978)
Total stockholders' equity	1,153,350	1,111,590
Total liabilities and stockholders' equity	$9,540,608	$9,254,247

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $237, respectively, for both June 30, 2025 and December 31, 2024.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2024	2024
Loan Portfolio
Construction	$341,313	$319,104	$328,388	$320,094	$340,601
Commercial real estate, other	2,248,214	2,230,538	2,156,013	2,180,491	2,195,979
Commercial and industrial	1,407,382	1,343,827	1,347,645	1,250,152	1,258,063
Premium finance	277,622	264,080	269,435	286,983	293,349
Leases	400,052	395,454	406,598	433,009	430,651
Residential real estate	877,968	848,168	835,101	777,542	789,344
Home equity lines of credit	241,785	235,409	232,661	233,109	227,608
Consumer, indirect	692,674	680,260	669,857	677,056	675,054
Consumer, direct	113,615	110,639	111,052	112,198	113,655
Deposit account overdrafts	964	1,047	1,253	1,205	1,067
Total loans and leases	$6,601,589	$6,428,526	$6,358,003	$6,271,839	$6,325,371
Total acquired loans and leases (a)	$1,469,649	$1,511,704	$1,557,728	$1,585,552	$1,686,784
Total originated loans and leases	$5,131,940	$4,916,822	$4,800,275	$4,686,287	$4,638,587
Total Investment Securities	$2,019,054	$1,878,462	$1,918,487	$1,829,995	$1,883,865
Deposit Balances
Non-interest-bearing deposits (b)	$1,530,824	$1,526,285	$1,507,661	$1,453,441	$1,472,697
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,058,910	1,087,197	1,085,152	1,065,912	1,083,512
Retail certificates of deposit	2,005,322	1,965,978	1,921,415	1,884,139	1,812,874
Money market deposit accounts	927,543	967,331	878,254	894,690	869,159
Governmental deposit accounts	781,949	834,409	775,782	824,136	766,337
Savings accounts	889,872	894,592	866,959	864,935	880,542
Brokered deposits	442,788	458,957	554,982	495,904	412,653
Total interest-bearing deposits	$6,106,384	$6,208,464	$6,082,544	$6,029,716	$5,825,077
Total deposits	$7,637,208	$7,734,749	$7,590,205	$7,483,157	$7,297,774
Total demand deposits (b)	$2,589,734	$2,613,482	$2,592,813	$2,519,353	$2,556,209
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$6,126	$4,207	$8,637	$27,578	$7,592
Nonaccrual loans	34,502	35,628	34,129	34,807	33,669
Total nonperforming loans (NPLs) (f)	40,628	39,835	42,766	62,385	41,261
Other real estate owned (OREO)	6,013	5,980	6,170	7,397	7,409
Total NPAs (f)	$46,641	$45,815	$48,936	$69,782	$48,670
Criticized loans (c)	$244,442	$226,542	$241,302	$237,627	$239,943
Classified loans (d)	125,014	123,842	128,815	133,241	120,180
Allowance for credit losses as a percent of NPLs (f)	183.82%	163.76%	148.13%	106.82%	160.56%
NPLs as a percent of total loans (f)	0.62%	0.62%	0.67%	0.99%	0.65%
NPAs as a percent of total assets (f)	0.49%	0.50%	0.53%	0.76%	0.53%
NPAs as a percent of total loans and OREO (f)	0.71%	0.71%	0.77%	1.11%	0.77%
Criticized loans as a percent of total loans (c)	3.70%	3.52%	3.80%	3.79%	3.79%
Classified loans as a percent of total loans (d)	1.89%	1.93%	2.03%	2.12%	1.90%
Allowance for credit losses as a percent of total loans	1.13%	1.01%	1.00%	1.06%	1.05%
Total demand deposits as a percent of total deposits (b)	33.91%	33.79%	34.16%	33.67%	35.03%
Capital Information (e)(g)(i)
Common equity tier 1 capital ratio (h)	11.95%	12.10%	11.95%	11.80%	11.74%
Tier 1 risk-based capital ratio	12.39%	12.54%	12.39%	12.24%	12.18%
Total risk-based capital ratio (tier 1 and tier 2)	13.71%	13.75%	13.58%	13.42%	13.44%
Leverage ratio	9.83%	9.80%	9.73%	9.59%	9.29%
Common equity tier 1 capital	$857,036	$845,200	$833,128	$821,192	$799,710
Tier 1 capital	888,282	876,246	863,974	851,823	830,126
Total capital (tier 1 and tier 2)	982,928	960,820	946,724	933,679	916,073
Total risk-weighted assets	$7,170,842	$6,986,418	$6,971,490	$6,958,225	$6,814,149
Total stockholders' equity to total assets	12.09%	12.31%	12.01%	12.31%	11.68%
Tangible equity to tangible assets (j)	8.26%	8.34%	8.01%	8.25%	7.61%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)June 30, 2025 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.71% at June 30, 2025, 5.75% at March 31, 2025, 5.58% at December 31, 2024, 5.42% at September 30, 2024, and 5.44% at June 30, 2024, compared to required capital conservation buffer of 2.50%
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$16,475	$10,035	$5,397	$26,510	$11,231
Provision for checking account overdrafts	167	155	286	322	554
Total provision for credit losses	$16,642	$10,190	$5,683	$26,832	$11,785

Net Charge-Offs
Gross charge-offs	$7,829	$8,760	$4,607	$16,589	$8,481
Recoveries	865	639	374	1,504	928
Net charge-offs	$6,964	$8,121	$4,233	$15,085	$7,553

Net Charge-Offs (Recoveries) by Type
Construction	$—	$—	$—	$—	$—
Commercial real estate, other	35	211	80	246	209
Commercial and industrial	539	374	46	913	274
Premium finance	90	65	51	155	97
Leases	4,838	5,409	2,204	10,247	3,262
Residential real estate	(50)	93	(4)	43	(7)
Home equity lines of credit	12	—	9	12	2
Consumer, indirect	1,244	1,656	1,450	2,900	2,840
Consumer, direct	82	135	126	217	343
Deposit account overdrafts	174	178	271	352	533
Total net charge-offs	$6,964	$8,121	$4,233	$15,085	$7,553

As a percent of average total loans (annualized)	0.43%	0.52%	0.27%	0.48%	0.23%

SUPPLEMENTAL INFORMATION (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2024	2024

Trust assets under administration and management	$2,138,439	$2,037,992	$2,061,267	$2,124,320	$2,071,832
Brokerage assets under administration and management	1,724,311	1,626,768	1,614,189	1,608,368	1,567,775
Mortgage loans serviced for others	326,710	337,279	346,189	347,719	341,298
Employees (full-time equivalent)	1,477	1,460	1,479	1,496	1,489

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$86,655	$1,039	4.81%	$88,919	$900	4.10%	$178,094	$2,502	5.65%
Investment securities (a)(b)	1,910,884	16,808	3.52%	1,897,035	16,598	3.50%	1,870,372	16,144	3.45%
Loans (b)(c):
Construction	335,396	5,935	7.00%	313,130	5,572	7.12%	328,943	6,595	7.93%
Commercial real estate, other	2,110,961	33,430	6.27%	2,069,134	33,260	6.43%	2,074,718	36,420	6.94%
Commercial and industrial	1,325,976	23,304	6.95%	1,336,133	23,332	6.98%	1,230,290	23,897	7.68%
Premium finance	267,294	5,743	8.50%	259,241	5,585	8.62%	260,513	5,746	8.73%
Leases	384,191	10,287	10.59%	395,161	10,198	10.32%	419,764	11,982	11.29%
Residential real estate (d)	974,203	12,226	5.02%	956,049	12,215	5.11%	925,629	11,460	4.95%
Home equity lines of credit	239,531	4,540	7.60%	233,522	4,382	7.61%	225,362	4,612	8.23%
Consumer, indirect	686,550	11,038	6.45%	674,211	10,548	6.34%	656,405	9,669	5.92%
Consumer, direct	119,358	2,337	7.85%	117,881	2,234	7.69%	119,048	2,095	7.08%
Total loans	6,443,460	108,840	6.71%	6,354,462	107,326	6.77%	6,240,672	112,476	7.16%
Allowance for credit losses	(65,186)			(63,060)			(64,745)
Net loans	6,378,274			6,291,402			6,175,927
Total earning assets	8,375,813	126,687	6.01%	8,277,356	124,824	6.04%	8,224,393	131,122	6.34%

Goodwill and other intangible assets	398,940			401,344			407,864
Other assets	518,534			516,767			548,197
Total assets	$9,293,287			$9,195,467			$9,180,454

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$889,877	$220	0.10%	$879,301	$250	0.12%	$892,465	$222	0.10%
Governmental deposit accounts	811,822	4,874	2.41%	781,782	4,652	2.41%	795,913	5,594	2.83%
Interest-bearing demand accounts	1,075,220	563	0.21%	1,083,999	490	0.18%	1,095,553	495	0.18%
Money market deposit accounts	938,318	5,592	2.39%	914,076	5,291	2.35%	850,375	5,419	2.56%
Retail certificates of deposit	1,997,992	18,235	3.66%	1,939,364	18,434	3.85%	1,743,238	18,423	4.25%
Brokered deposits (e)	419,277	4,393	4.20%	564,660	6,046	4.34%	482,310	5,116	4.27%
Total interest-bearing deposits	6,132,506	33,877	2.22%	6,163,182	35,163	2.31%	5,859,854	35,269	2.42%
Short-term borrowings (e)	127,716	1,389	4.36%	56,564	508	3.63%	407,273	5,368	5.29%
Long-term borrowings	233,998	3,564	6.07%	237,100	3,615	6.13%	234,961	3,520	5.98%
Total borrowed funds	361,714	4,953	5.47%	293,664	4,123	5.65%	642,234	8,888	5.30%
Total interest-bearing liabilities	6,494,220	38,830	2.40%	6,456,846	39,286	2.47%	6,502,088	44,157	2.73%

Non-interest-bearing deposits	1,546,475			1,498,964			1,476,870
Other liabilities	105,339			116,797			140,042
Total liabilities	8,146,034			8,072,607			8,119,000
Stockholders’ equity	1,147,253			1,122,860			1,061,454
Total liabilities and stockholders' equity	$9,293,287			$9,195,467			$9,180,454

Net interest income/spread (b)		$87,857	3.61%		$85,538	3.57%		$86,965	3.61%
Net interest margin (b)			4.15%			4.12%			4.18%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited) -- (Continued)

	Six Months Ended
	June 30, 2025			June 30, 2024
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$87,780	$1,938	4.45%	$160,238	$4,424	5.55%
Investment securities (a)(b)	1,903,997	33,406	3.51%	1,851,485	31,378	3.39%
Loans (b)(c):
Construction	324,325	11,507	7.06%	334,196	12,998	7.69%
Commercial real estate, other	2,090,163	66,693	6.35%	2,075,468	73,662	7.02%
Commercial and industrial	1,331,026	46,635	6.97%	1,216,743	47,412	7.71%
Premium finance	263,290	11,328	8.56%	235,459	10,310	8.66%
Leases	389,646	20,485	10.46%	414,817	24,049	11.47%
Residential real estate (d)	965,176	24,440	5.06%	928,309	22,782	4.91%
Home equity lines of credit	236,543	8,922	7.61%	221,053	8,909	8.10%
Consumer, indirect	680,415	21,586	6.40%	656,324	18,950	5.81%
Consumer, direct	118,623	4,572	7.77%	121,569	4,194	6.94%
Total loans	6,399,207	216,168	6.74%	6,203,938	223,266	7.14%
Allowance for credit losses	(64,129)			(62,990)
Net loans	6,335,078			6,140,948
Total earning assets	8,326,855	251,512	6.03%	8,152,671	259,068	6.32%

Goodwill and other intangible assets	400,135			409,292
Other assets	517,505			539,089
Total assets	$9,244,495			$9,101,052

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$884,282	$437	0.10%	$899,089	$448	0.10%
Governmental deposit accounts	796,885	9,526	2.41%	779,906	10,679	2.75%
Interest-bearing demand accounts	1,079,921	1,086	0.20%	1,102,293	947	0.17%
Money market deposit accounts	926,264	10,884	2.37%	817,567	10,307	2.54%
Retail certificates of deposit	1,968,840	36,669	3.76%	1,662,832	34,323	4.15%
Brokered deposit (e)	491,567	10,440	4.28%	525,653	11,015	4.21%
Total interest-bearing deposits	6,147,759	69,042	2.26%	5,787,340	67,719	2.35%
Short-term borrowings (e)	92,336	1,896	4.13%	398,052	10,406	5.24%
Long-term borrowings	235,542	7,179	6.10%	232,617	6,985	5.99%
Total borrowed funds	327,878	9,075	5.55%	630,669	17,391	5.12%
Total interest-bearing liabilities	6,475,637	78,117	2.43%	6,418,009	85,110	2.66%

Non-interest-bearing deposits	1,522,851			1,489,304
Other liabilities	110,883			136,622
Total liabilities	8,109,371			8,043,935
Stockholders’ equity	1,135,124			1,057,117
Total liabilities and stockholders' equity	$9,244,495			$9,101,052

Net interest income/spread (b)		$173,395	3.60%		$173,958	3.66%
Net interest margin (b)			4.14%			4.22%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2025	2024

Efficiency ratio:
Total non-interest expense	$70,362	$70,787	$68,758	$141,149	$137,223
Less: amortization of other intangible assets	2,211	2,213	2,787	4,424	5,575
Adjusted total non-interest expense	68,151	68,574	65,971	136,725	131,648

Total non-interest income	26,880	27,099	23,704	53,979	49,483
Less: net loss on investment securities	—	(2)	(353)	(2)	(354)
Less: net loss on asset disposals and other transactions	(280)	(361)	(428)	(641)	(769)
Total non-interest income, excluding net gains and losses	27,160	27,462	24,485	54,622	50,606

Net interest income	87,577	85,255	86,613	172,832	173,253
Add: fully tax-equivalent adjustment (a)	280	283	352	563	705
Net interest income on a fully tax-equivalent basis	87,857	85,538	86,965	173,395	173,958

Adjusted revenue	$115,017	$113,000	$111,450	$228,017	$224,564

Efficiency ratio	59.25%	60.68%	59.19%	59.96%	58.62%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2025	2025	2024	2024	2024

Tangible equity:
Total stockholders' equity	$1,153,350	$1,137,821	$1,111,590	$1,124,972	$1,077,833
Less: goodwill and other intangible assets	397,785	400,099	402,422	403,922	406,417
Tangible equity	$755,565	$737,722	$709,168	$721,050	$671,416

Tangible assets:
Total assets	$9,540,608	$9,246,000	$9,254,247	$9,140,471	$9,226,461
Less: goodwill and other intangible assets	397,785	400,099	402,422	403,922	406,417
Tangible assets	$9,142,823	$8,845,901	$8,851,825	$8,736,549	$8,820,044

Tangible book value per common share:
Tangible equity	$755,565	$737,722	$709,168	$721,050	$671,416
Common shares outstanding	35,673,721	35,669,100	35,563,590	35,538,607	35,498,977

Tangible book value per common share	$21.18	$20.68	$19.94	$20.29	$18.91

Tangible equity to tangible assets ratio:
Tangible equity	$755,565	$737,722	$709,168	$721,050	$671,416
Tangible assets	$9,142,823	$8,845,901	$8,851,825	$8,736,549	$8,820,044

Tangible equity to tangible assets	8.26%	8.34%	8.01%	8.25%	7.61%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2025	2024

Pre-provision net revenue:
Income before income taxes	$27,453	$31,377	$35,876	$58,830	$73,728
Add: provision for credit losses	16,642	10,190	5,683	26,832	11,785
Add: net loss on investment securities	—	2	353	2	354
Add: net loss on other assets	268	330	397	598	706
Add: net loss on other transactions	23	51	31	74	63
Less: net gain on OREO	11	20	—	31	—
Pre-provision net revenue	$44,375	$41,930	$42,340	$86,305	$86,636

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2025	2024

Annualized net income adjusted for non-core items:
Net income	$21,212	$24,336	$29,007	$45,548	$58,591
Add: net loss on investment securities	—	2	353	2	354
Less: tax effect of net loss on investment securities (a)	—	—	74	—	74
Add: net loss on asset disposals and other transactions	280	361	428	641	769
Less: tax effect of net loss on asset disposals and other transactions (a)	59	76	90	135	161
Add: acquisition-related expenses (benefit)	—	—	—	—	(84)
Less: tax effect of acquisition-related expenses (benefit) (a)	—	—	—	—	(18)
Net income adjusted for non-core items	$21,433	$24,623	$29,624	$46,056	$59,413

Days in the period	91	90	91	181	182
Days in the year	365	365	366	365	366
Annualized net income	$85,081	$98,696	$116,666	$91,851	$117,826
Annualized net income adjusted for non-core items	$85,968	$99,860	$119,147	$92,875	$119,479
Return on average assets:
Annualized net income	$85,081	$98,696	$116,666	$91,851	$117,826
Total average assets	$9,293,287	$9,195,467	$9,180,454	$9,244,495	$9,101,052
Return on average assets	0.92%	1.07%	1.27%	0.99%	1.29%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$85,968	$99,860	$119,147	$92,875	$119,479
Total average assets	$9,293,287	$9,195,467	$9,180,454	$9,244,495	$9,101,052
Return on average assets adjusted for non-core items	0.93%	1.09%	1.30%	1.00%	1.31%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2025	2024

Annualized net income excluding amortization of other intangible assets:
Net income	$21,212	$24,336	$29,007	$45,548	$58,591
Add: amortization of other intangible assets	2,211	2,213	2,787	4,424	5,575
Less: tax effect of amortization of other intangible assets (a)	464	465	585	929	1,171
Net income excluding amortization of other intangible assets	$22,959	$26,084	$31,209	$49,043	$62,995

Days in the period	91	90	91	181	182
Days in the year	365	365	366	365	366
Annualized net income	$85,081	$98,696	$116,666	$91,851	$117,826
Annualized net income excluding amortization of other intangible assets	$92,088	$105,785	$125,522	$98,899	$126,682

Average tangible equity:
Total average stockholders' equity	$1,147,253	$1,122,860	$1,061,454	$1,135,124	$1,057,117
Less: average goodwill and other intangible assets	398,940	401,344	407,864	400,135	409,292
Average tangible equity	$748,313	$721,516	$653,590	$734,989	$647,825

Return on average stockholders' equity ratio:
Annualized net income	$85,081	$98,696	$116,666	$91,851	$117,826
Average stockholders' equity	$1,147,253	$1,122,860	$1,061,454	$1,135,124	$1,057,117

Return on average stockholders' equity	7.42%	8.79%	10.99%	8.09%	11.15%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$92,088	$105,785	$125,522	$98,899	$126,682
Average tangible equity	$748,313	$721,516	$653,590	$734,989	$647,825

Return on average tangible equity	12.31%	14.66%	19.21%	13.46%	19.55%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE